                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Materials Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         FURR'S/BISHOP'S, INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                         FURR'S/BISHOP'S, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)



Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ......................................................................
     2)   Aggregate number of securities to which transaction applies:

          ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ......................................................................
     4)   Proposed maximum aggregate value of transaction:

          ......................................................................
     5)   Total fee paid:

          ......................................................................

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          .....................................................................
     2)   Form, Schedule or Registration Statement No.:

          .....................................................................
     3)   Filing Party:

          .....................................................................
     4)   Date Filed:

          .....................................................................

                         FURR'S/BISHOP'S, INCORPORATED

                               6901 QUAKER AVENUE
                             LUBBOCK, TEXAS  79413

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                       ON

                          THURSDAY, NOVEMBER 21, 1996

     Notice is hereby given that the 1996 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") will be held at 10:00 a.m. local time on Thursday, November 21, 1996, in the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas for the following purposes:

          1.   To elect six directors to serve for one-year terms;

          2. To ratify the Company's execution and delivery of Indemnification Agreements between the Company and each of its directors; and

          3. To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

     The holders of record of the Company's Common Stock at the close of business on September 25, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                    By Order of the Board of Directors



                                    Alton R. Smith
                                    Secretary

                         FURR'S/BISHOP'S, INCORPORATED
                               6901 QUAKER AVENUE
                             LUBBOCK, TEXAS  79413

                                  ------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          THURSDAY, NOVEMBER 21, 1996

                                  ------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Furr's/Bishop's, Incorporated, a Delaware corporation ("FBI" or the "Company"), for use at the 1996 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, November 21, 1996 in the Holiday Inn Civic Center, 801 Avenue Q, Lubbock, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on September 25, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting with respect to all proposals set forth on the attached Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting.

     Shares of Common Stock represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the election of nominees for director named in this Proxy Statement and FOR ratification of the Indemnification Agreements between the Company and each of its directors. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card for the Common Stock will vote according to their best judgement.

     Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting by ballot at the Annual Meeting.

     This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about October 10, 1996. The cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, telegraph, or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

                               THE RESTRUCTURING

     The Company recently completed a comprehensive restructuring of its and its subsidiaries' financial obligations (the "Restructuring"). As part of the Restructuring, Cafeteria Operators, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Company ("Cafeteria Operators" or the "Partnership"), executed the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between Cafeteria Operators and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee, pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under Cafeteria Operators' 11% Senior Secured Notes due June 30, 1998 (the "11% Notes") issued pursuant to the Indenture dated as of March 27, 1992 between the Company and Shawmut Bank, N.A., as collateral agent (the "Old Indenture"), were amended, with the consent of the holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional notes in payment of the first interest installment) aggregate principal amount of 12% Senior Secured Notes issued pursuant to the Indenture. In addition, Cafeteria Operators issued a 12% Note in the original principal amount of $1.7 million to the Trustees of General Electric Pension Trust in settlement of a $5.4 million judgment against Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Company. As part of the Restructuring, Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Company.

     As a result of the Restructuring, indebtedness of Cafeteria Operators in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Old Indenture was exchanged by holders on January 2, 1996 of the 11% Notes (the "Exchanging 11% Noteholders") for an aggregate of 95% of the limited partnership interests of Cafeteria Operators and the right to put to the Company their 95% limited partnership interests in Cafeteria Operators in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase capital stock of the Company held by certain of the Exchanging 11% Noteholders were canceled.

     On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their aggregate 95% limited partnership interests to the Company in exchange for 95% of the outstanding Common Stock. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock. As of September 25, 1996, the Exchanging 11% Noteholders no longer owned any limited partnership interests of Cafeteria Operators; however, they and their successors and assigns owned an aggregate of 95% of the outstanding Common Stock.

     The transactions contemplated in the Restructuring were approved by the Company's stockholders on January 2, 1996. As a result of the Restructuring, a change in control of the Company was effected. Prior to the completion of the Restructuring, Kevin E. Lewis, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owned approximately 64.1% of the Company's then outstanding Common Stock which included both Class A and Class B Common Stock. The parties listed under "Voting Securities and Principal Holders" currently own approximately 85.1% of the outstanding Common Stock of the Company. Following the Restructuring, as of September 25, 1996, no individual holder of the Company's Common Stock owned more than 18% of the total outstanding Common Stock. See "Voting Securities and Principal Holders".

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

COMMON STOCK

          The Company has one class of voting common equity securities, the Common Stock, which carries one vote per share.

          At the Record Date there were issued and outstanding 48,670,672 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock shall constitute a quorum for matters to be voted on.

          The vote required for approval of all matters submitted to a vote of the holders of Common Stock of the Company shall be determined based on a majority of votes cast with the six director nominees receiving the most votes being elected. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  The following table sets forth information, as of September 25, 1996, with respect to all stockholders known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock (the only class of securities of the Company generally entitled to vote). Except as noted below, each person has sole voting and investment power with respect to the shares shown.

                                                          AMOUNTS AND   PERCENT
                                                          NATURE OF     OF TOTAL
NAME AND ADDRESS OF                                       BENEFICIAL    OUTSTANDING
BENEFICIAL OWNER OF COMMON STOCK                          OWNERSHIP     COMMON STOCK
- --------------------------------                         -------------  -------------
Teachers Insurance and Annuity Association of America       8,607,637        17.7%
730 Third Avenue
New York, NY  10011

Cudd & Co.                                                  8,499,857(1)     17.5%
1345 Avenue of the Americas
New York, NY  10105

John Hancock Mutual Life Insurance Company                  5,477,994        11.3%
P.O. Box 111
Boston, MA  02117

The Northwestern Mutual Life Insurance Company              5,471,679        11.2%
720 East Wisconsin Avenue
Milwaukee, WI  53202

The Mutual Life Insurance Company of New York               4,105,339         8.4%
1740 Broadway
New York, NY  10019

Principal Mutual Life Insurance Company                     3,286,701         6.8%
711 High Street
Des Moines, IA  50392

Rock Finance, L.P.                                          2,998,860         6.2%
1560 Sherman Avenue
Evanston, IL  60201

SC Fundamental Value Fund, L.P.                             2,949,620(2)      6.1%
712 5th Avenue
New York, NY  10019

- -------------------------------------
(1) These shares of the Common Stock (the "Equitable Shares") are held of record by EQ Asset Trust 1993, a Delaware business trust (the "Trust"). The Equitable Companies Incorporated ("Equitable") is the beneficiary and owner of the Trust. The Trust is managed by Alliance Capital Management, L.P. ("Alliance") pursuant to a Collateral Management Agreement. A wholly owned subsidiary of Equitable is the general partner of Alliance; through wholly owned subsidiaries, Equitable owns a majority of the equity interest in Alliance. The Equitable Shares and such Collateral Management Agreement have been pledged to The Chase Manhattan Bank, N.A., as trustee for the benefit and security of holders of certain notes of the Trust. AXA beneficially owns approximately 60.7% of Equitable's outstanding common stock as well as certain convertible preferred stock of Equitable. AXA is indirectly controlled by the Mutuelles AXA (five French mutual insurance companies, acting as a group). AXA and the Mutuelles AXA and certain of their affiliates disclaim beneficial ownership of the Equitable shares.

(2) Excludes 1,502,322 shares held by SC Fundamental Value BVI Ltd. Gary N. Siegler and Peter M. Collery, controlling persons of the general partner of the SC Fundamental Value Fund, L.P. and the investment manager of the SC Fundamental BVI Ltd., may be deemed to be beneficial owners of all shares held of record by such entities.

                       PROPOSAL - ELECTION OF DIRECTORS

  The By-laws of the Company provide that the directors be elected for one-year terms. At each annual meeting, directors who are elected by the holders of Common Stock, succeed the directors whose terms expire at that meeting and hold office until the next annual meeting and their successors are duly elected and qualified.

  On September 17, 1996, one member of the existing Board of Directors informed the Company that he would not be standing for re-election at the Annual Meeting. As a result, at its September 17, 1996 meeting, the Board of Directors voted, effective November 21, 1996, to reduce the size of the Board to six (6) members and nominated the remaining six existing Board members to serve for one year terms.

  Six directors (constituting the entire Board of Directors after the Annual Meeting) are to be elected at the Annual Meeting. The Nominees for Election at the 1996 Annual Meeting are: Suzanne Hopgood, Kevin E. Lewis, Gilbert C. Osnos, Kenneth F. Reimer, Sanjay Varma and E. W. Williams, Jr. The By-laws of the Company provide that the directors shall be elected by a plurality of the votes cast at the Annual Meeting; therefore, the six director nominees receiving the most votes will be elected.

  On November 15, 1993, the Partnership entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart Corporation ("Kmart"). Pursuant to the amendment and subject to the terms and conditions thereof, two properties were removed from the master sublease, and the aggregate monthly rent for the period August 1, 1993 through and including December 31, 1996 has been reduced by 25% and the aggregate monthly rent for the period January 1, 1997 through and including December 31, 1999 has been reduced by 20%. The reductions in rent on the 41 properties remaining under the master sublease are subject to termination by Kmart if Kevin E. Lewis ceases to be Chairman of the Board of Directors of the Company.

  Unless otherwise specified, the enclosed proxy will be voted in favor of each of the Nominees for Election, named above, to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. All Nominees for Election have consented to be named and have indicated their intent to serve if elected. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them be unwilling or unable to serve, it is intended that the proxies will be voted FOR the election of a substitute nominee or nominees designated by the Board of Directors. Information as to the Nominees for Election is provided in the Description of Current Directors below.

  THE BOARD OF DIRECTORS DEEMS "PROPOSAL - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

  As of September 25, 1996, according to information furnished to the Company, each director, certain executive officers and all executive officers and directors as a group, owned beneficially the indicated number of percentage of outstanding Common Stock:

NAME OF BENEFICIAL OWNER                 NUMBER OF SHARES   PERCENT OF COMMON STOCK
- ------------------------                 -----------------  -----------------------

Directors:
Russell A. Belinsky                                  0               0.0
Suzanne Hopgood                                      0               0.0
Kevin E. Lewis                                 819,102 (1)           1.7
Gilbert C. Osnos                                     0               0.0
Kenneth F. Reimer                                    0               0.0
Sanjay Varma                                         0               0.0
E.W. Williams, Jr.                              44,934 (2)           0.1

Executive Officers:
Donald M. Dodson                                 2,063 (3)             *
John R. Egenbacher                               3,519 (4)             *
Jim H. Hale                                      5,764 (5)             *
Alton R. Smith                                     696 (6)             *

All officers and directors as a group          878,854 (7)           1.8
- -------------------------------------

*    Owns less than 0.01%
(1) Includes warrants to purchase 535,827 shares of common stock at $1.11 per share.
(2) Includes warrants to purchase 28,765 shares of common stock at $1.11 per share.
(3) Includes warrants to purchase 1,319 shares of common stock at $1.11 per share.
(4) Includes warrants to purchase 2,253 shares of common stock at $1.11 per share.
(5) Includes warrants to purchase 3,691 shares of common stock at $1.11 per share.
(6) Includes warrants to purchase 445 shares of common stock at $1.11 per share.
(7) Includes warrants to purchase 574,076 shares of common stock at $1.11 per share.

  Each of the current directors has been a director of the Company since January 2, 1996, except (i) Kevin E. Lewis who was elected to the Board of Directors, and appointed Chairman of the Board, on June 24, 1993 and (ii) E.W. Williams, Jr. who was elected to the Board of Directors in 1991.

         DESCRIPTION OF CURRENT DIRECTORS - (TERMS TO EXPIRE IN 1996)

  Russell A. Belinsky (Age 36) has been Managing Director of Chanin and Company since 1990. The company is a specialty investment banking firm, providing a wide range of services to middle market companies in the areas of financially distressed situations, mergers and acquisitions and private placements. Mr. Belinsky is currently a director of Fairfield Communities, Inc., one of the nation's leading vacation ownership companies.

  Suzanne Hopgood (Age 47) has served as President of the Hopgood Group since founding the company in 1985. The company provides consulting and brokerage services to clients with hotel investments.

  Kevin E. Lewis (Age 31) was elected Chairman of the Board of the Company on June 24, 1993 and President and Chief Executive Officer of the Company in July 1994. Prior to serving as Chairman of the Board of the Company, Mr. Lewis was a managing director in the New York office of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm, where he had previously served as a Senior Vice President (December, 1991
- - April, 1993), Vice President (1989 - 1991) and Associate (1988 - 1989).  Mr.
Lewis was a director of The LVI Group, Inc. from December 1991 to May 1993 and has been a director of Robertson-Ceco Corporation since July, 1993.

  Gilbert C. Osnos (Age 66) has been President of Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981. Mr. Osnos began with Grisanti Galef in 1979, became a partner in 1981. Gilbert C. Osnos & Co., Inc. was also formed in 1981 doing business as Grisanti Galef & Osnos Associates. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and Chairman in 1990-91 and a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos has served on the boards of directors of Mrs. Fields, Inc. since 1993 and American Mirrex since March, 1996.

  Kenneth F. Reimer (Age 57) has been Chairman and Chief Executive Officer of Reimer Enterprises, Inc. and Cactus Enterprises, Inc. engaging in management consulting activities and investment in child care centers since 1993. Mr. Reimer was a director of S. A. Telecommunications, Inc. from 1993 to 1995. Prior to that, Mr. Reimer was CEO, President and a director of Roma Corporation from 1984 to 1993.

  Sanjay Varma (Age 46) is the principal of Rosestar Management, LLC, an affiliate of Crescent Real Estate Equities, Ltd. since 1994. Mr. Varma was Executive Vice President of Walt Disney Company, responsible for the Euro Disney Resort from 1989 to 1994 and Walt Disney World Resorts from 1986 to 1989. Prior to 1986, Mr. Varma was Area Vice President of Food & Beverage for the Marriott Hotels where he worked for eight years.

  E.W. Williams, Jr. (Age 69) is Chairman of the Board of the Citizens Bank in Slaton, Texas and Bank of Commerce in McLean, Texas; Chairman of the Executive Committee of the Hale County State Bank, Plainview, Texas and First National Bank in Clayton, New Mexico. Mr. Williams is also Chairman of LubCo BancShares, Inc., HaleCo BancShares, Inc., GrayCo BancShares, Inc. and Union BancShares, Inc. and is Chairman of the Board of Coyote Lake Feedyard, Inc., Muleshoe, Texas. Mr. Williams has held each of these positions for longer than five years. Mr. Williams was previously a director and executive committee member of the Texas Tech University President's Council; founder of the West Texas A&M University President's Council, and was previous director of the Southern Methodist University Foundation and Alumni Association. Mr. Williams also served as Chairman of the Amarillo Hospital District. Mr. Williams currently has farming and ranching interests in Garza County and Bailey County, Texas.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Exchange Act Form 5 forms were required for those persons, the Company believes that, during fiscal 1995, all filing requirements were complied with by its officers, directors, and greater than ten-percent beneficial owners.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors held 27 meetings during the fiscal year 1995.

  The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. In addition, from time to time the Board may establish committees of limited duration for special purposes. The Company does not have a nominating committee.

  The Audit Committee, which held one meeting during fiscal year 1995, presently consists of Ms. Suzanne Hopgood and Messrs. Kenneth Reimer and E.W. Williams, Jr. The Committee's responsibilities include reviewing (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) the internal controls employed by the Company.

  The Compensation Committee, which held three meetings during fiscal year 1995, presently consists of Messrs. Gilbert Osnos, Sanjay Varma and E.W. Williams, Jr. The Committee's responsibilities include (i) making recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's Officers and other key management and executive employees, (ii) administering the Company's 1995 Stock Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. See "Executive Compensation-Report of the Compensation Committee."

  Of the current Board of Directors, only Kevin E. Lewis and E.W. Williams, Jr. were members of the Board of Directors in 1995. Mr. Lewis and Mr. Williams each attended at least 75 percent of all meetings of the Board of Directors and committees to which he was assigned, that were held during fiscal year 1995.

DIRECTOR FEES

  Non-employee directors of the Company receive a fee of $1,500 per month and $1,000 per board meeting attended as compensation for their services. In addition, non-employee directors who are members of any Committee of the Board receive $500 for each meeting attended. Notwithstanding the foregoing, non-employee director compensation shall not exceed $30,000 in any fiscal year.

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    NAME              AGE                TITLE
    ----              ---                -----
Donald M. Dodson       58  Vice President Operations Services
John R. Egenbacher     41  Vice President Real Estate
Jim H. Hale            55  Vice President Field Operations
Alton R. Smith         44  Executive Vice President

  Donald M. Dodson has been Vice President of Operations Services since 1993 and was formerly Vice President Food and Beverage from 1990 until 1993. He was Vice President of Operations from 1987 to 1990. Mr. Dodson joined the Company in 1958 and managed several cafeterias before becoming a District Manager in 1968.

  John R. Egenbacher has been Vice President of Real Estate since 1993 and was formerly Manager of Real Estate from 1987 to 1993.

  Jim H. Hale has been Vice President of Field Operations since April 1996 and was formerly a Regional Vice President since 1975. Mr. Hale joined the Company in 1964 and managed several cafeterias before being promoted to regional management.

  Alton R. Smith has been Executive Vice President of the Company since 1993, Secretary since 1995 and was formerly Executive Vice President and Chief Financial Officer from 1989 until 1993. He was Vice President and Controller of the Company between 1986 and 1989. Prior to 1986, Mr. Smith held various positions with the Company, including Controller and Assistant Secretary from 1985 until 1986, Assistant Controller and Assistant

Secretary from 1982 to 1985, Director of Taxation from 1978 to 1982 and Tax Manager from 1974 to 1978. He is a certified public accountant and joined the Company in 1974.


                             EXECUTIVE COMPENSATION

Executive Compensation

  The chart set forth below contains information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended January 2, 1996, January 3, 1995 and December 28, 1993, of those persons who were, at January 2, 1996 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company and its subsidiaries for the 1995 fiscal year (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation      Long-Term Compensation
                                     ---------------------------  ----------------------
                                                                     Awards    Payouts
                                                                    --------  ---------
                                                                     Stock    Long-Term
     Name and Principal                                             Options   Incentive    All Other
          Position             Year  Salary        Bonus   Other    (Shares)   Payouts    Compensation
- -----------------------------  ----  -------       ------  -----    --------  ---------   ------------
Kevin E. Lewis                 1995  406,539       50,000      -          -           -        -
  Chairman, President and      1994  463,400       42,000      -          -           -        -
    Chief Executive Officer    1993  251,853(a)         -      -          -           -        -

Alton R. Smith                 1995  120,994        5,000      -          -           -        -
 Executive                     1994  121,500            -      -          -           -        -
    Vice President             1993  121,500            -      -     15,000           -        -

Jim H. Hale                    1995  106,474       19,000      -          -           -        -
  Vice President               1994  100,000        8,395      -          -           -        -
    Field Operations           1993   91,250       21,047      -          -           -        -

Donald M. Dodson               1995  120,994        2,500      -          -           -        -
  Vice President               1994  125,000       10,000      -          -           -        -
    Operations Services        1993  135,563            -      -          -           -        -

John R. Egenbacher             1995  111,314        2,500      -          -           -        -
  Vice President               1994  100,000        7,500      -          -           -        -
    Real Estate                1993   92,000        7,500      -          -           -        -
- --------------------------

(a) The salary of Mr. Lewis includes a partial year beginning June, 1993.


Option Grants
- -------------

  No grants of stock options were made during the fiscal year ended January 2, 1996 to the Named Officers which are reflected in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1995.

Option Exercises and Fiscal Year-End Values
- -------------------------------------------

  At January 2, 1996, there were no options outstanding. All options that had been granted to executive officers in prior years had terminated either by the termination of the employee or by agreement between the Company and the holders of the options.

Report of Compensation Committee
- --------------------------------

  The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not be deemed filed under such acts.

  In awarding executive compensation, the Company seeks to attract and retain the most qualified personnel for meeting the needs and objectives of the Company, and to motivate such individuals to achieve the Company's goals through compensation arrangements which reward executives based on individual contributions, as well as the Company's overall results. The key elements of the Company's executive compensation arrangements include base salary, annual bonus and stock options. Base salaries are generally determined by evaluating each individual's responsibilities and relative experience, including a comparison of the base salaries of executives with comparable positions at other companies. In comparing base salary levels against those of such companies, the Board of Directors considered the competitiveness of the entire compensation package offered to the Company's executive officers as compared to that of executives with comparable positions at such other companies, however, salary levels established for the Company's executive officers were not targeted to correspond to any particular salary level paid by such other companies. Annual bonuses are determined and stock options are granted by evaluating both the performance of the Company (including revenue and cash flow generation and stock price performance) and the individual officers. The financial performance of definable business units or markets is considered with respect to executives with responsibility for such units or markets. In addition, other non-financial performance measures such as improvements in customer relations, increase in market share and operational efficiencies are also considered. More specifically, in addition to the factors discussed above, when determining the annual salary and bonus of the Company's President and Chief Executive Officer, Kevin E. Lewis, the Compensation Committee took into account the unique difficulties presented in attempting to restructure a financially troubled company, the extreme time demands and pressures placed on the chief executive officer of such a company, the additional duties assumed as a result of the departure of other senior management and Mr. Lewis' past experience and present ability to complete the type of complex restructuring proposed by the Company. In the spring of 1996, after completing the Restructuring, Mr. Lewis recommended and the Compensation Committee approved a reduction in his base salary from $420,000 to $350,000.

  On June 7, 1996, the Company, the Partnership and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and will resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996 at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. After his resignation as President and Chief Executive Officer, Mr. Lewis will serve as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis will receive an annual base salary of $350,000, pro-rated through the end of 1996 and $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996 and will receive $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses.

  On January 25, 1995, each of Kevin E. Lewis, Alton R. Smith, Donald M. Dodson, Carlene Stewart, John R. Egenbacher and Danny K. Meisenheimer entered into an employment agreement with the Company pursuant to which he or she was paid an annual base salary of $420,000, $125,000, $125,000, $115,000, $115,000 and
$90,000, respectively, for the period ending January 25, 1996. In determining the compensation, the outside directors of the Company took into account a comparison of the base salaries of officers holding similar positions of certain of the companies referred to above. On June 16, 1995, the Board of Directors voted to extend the agreements for the individuals set forth above, except Kevin
E. Lewis, at his request, until a date six months after the consummation of the Restructuring. As a result, the termination date on the employment agreements, other than the agreement with Mr. Lewis, was extended to July 2, 1996 at which time they terminated in accordance with their terms. Mr. Lewis's employment agreement expired by its terms on January 25, 1996.

  The foregoing report has been furnished by Gilbert Osnos, Sanjay Varma and E.W. Williams, Jr.

Shareholder Return Performance Presentation
- -------------------------------------------

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the New York Stock Exchange Market Value Index and the SIC Code Index for Eating Places for the two fiscal years ending January 3, 1995 and January 2, 1996.



                             [GRAPH APPEARS HERE]



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                              FISCAL YEAR ENDING

COMPANY                              1991   1991   1992   1993   1994   1995

FURR/BISHOP'S                         100   12.00  32.00  28.00   6.00   7.47
INDUSTRY INDEX                        100  142.36 181.91 208.89 182.94 250.51
BROAD MARKET                          100  129.41 135.50 153.85 150.86 195.61


Certain Compensation Plans
- --------------------------

  FBI has a qualified defined benefit pension plan (the "Pension Plan") covering employees and former employees of the Partnership and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan ( the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of FBI's subsidiaries through the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Furr's and Bishop's employees in the Kmart Pension Plan.

  Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, the Pension Plan was frozen for highly compensated participants and effective June 30, 1989 benefit accruals of all participants in the Pension Plan were frozen indefinitely.

  The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of
(i) a benefit provided by the participant's "cash balance account" defined below, or (ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75% of the participant's "considered pay" for the year plus (z) 0.75% of considered pay exceeding the Social Security integration level for the year. "Considered pay" is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income, and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2% of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii) 2% of considered pay for each year thereafter, plus (iii) 6% interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity. Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals ninety.

  The following table shows the amounts payable using the pension plan formula and the benefits accrued under the predecessor plans.

Approximate Annual Pension at Age 65*
- -------------------------------------

                   Total Service As of 12/31/88
Current         -------------------------------------
Compensation    5 Years  15 Years  25 Years  35 Years
- ------------    -------  --------  --------  --------

 $ 75,000       $ 3,700   $ 9,500   $15,400   $21,400
  100,000         5,000    13,500    21,800    30,100
  125,000         6,300    17,300    28,000    38,600
  150,000         7,700    21,100    34,200    47,200
  175,000         9,000    25,000    40,300    55,700
  200,000        10,400    28,800    46,500    64,200
  225,000        11,700    32,600    52,700    72,800
  325,000        17,000    48,300    77,800    94,023

  *  Estimates of frozen pension plan benefits.

  The total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the five Named Officers of FBI and its subsidiaries are Kevin E. Lewis 0, Alton R. Smith 15, Donald M. Dodson 31, Jim H. Hale 26, and John R. Egenbacher 1. If Mr. Smith, Mr. Dodson, Mr. Hale and Mr. Egenbacher were to retire on their respective retirement dates, they would receive monthly payments of $848, $3,265, $2,027 and $148, respectively.

  The Partnership established an Employees 401K Plan which is qualified under Sections 401(a) and 401(k) of the Code (the "401K Plan"). Under the 401K Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1% to 12% of "considered pay", which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $9,240 in 1995. Additionally, the Partnership may make discretionary contributions to the 401K Plan. Employees will be eligible to participate in the 401K Plan at age 21 with one year of participation service.

  Participants' contributions are always fully vested. The Board of Directors of the Company will either designate the Partnership and the Company contributions as fully vested when made, or the Partnership and the Company contributions will be subject to a vesting schedule under which 100% of the Partnership and the Company contributions are vested after seven years.
Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

  Participants may generally receive their vested account balances at the earlier of retirement or separation from service.

Option Plan
- -----------

  The Board of Directors adopted, and on January 2, 1996 the stockholders approved, the 1995 Stock Option Plan authorizing an aggregate of 40,540,795 shares of Common Stock (the "1995 Option Plan"). After giving effect to the reverse stock split, there are 2,702,720 shares of Common Stock reserved for issuance pursuant to the 1995 Option Plan. The Compensation Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants including stock options, stock appreciation rights and restricted stock may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Company. There are no options outstanding under the 1995 Option Plan.

Transactions with Management and Others
- ---------------------------------------

  During the Restructuring, Chanin & Co. and Mr. Belinsky as a Managing Director of Chanin & Co. provided financial advisory services to the original 11% Noteholders. The fees and expenses of Chanin & Co. were paid by the Company and approximated $664,000 in 1995. The activities of Chanin & Co. were terminated at the close of the Restructuring on January 2, 1996.

  Since February 1996, Cactus Enterprises, Inc., a company wholly owned by Kenneth Reimer, has performed certain management consulting services for the Board. Compensation for such services has been paid by the Company at a rate of $2,000 per day. Total fees and expenses for 1996 are not anticipated to exceed $100,000.

  On June 7, 1996, the Company, the Partnership and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and will resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996 at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. After his resignation as President and Chief Executive Officer, Mr. Lewis will serve as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis will receive an annual base salary of $350,000, pro-rated through the end of 1996 and $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996 and will receive $100,000 on December 31, 1997. In addition, Mr. Lewis is entitled to receive $100,000 if requested to assist in certain negotiations on behalf of the Company and additional compensation based upon the success of such negotiations. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses. The Board of Directors is conducting a search for an individual to serve as President and Chief Executive Officer of the Company.

                     PROPOSAL - INDEMNIFICATION AGREEMENTS

  Each current director of the Company has entered into an Indemnification Agreement with the Company, dated as of January 2, 1996 (the "Indemnification Agreement(s)"), pursuant to which the Company will indemnify each director and hold each director harmless from any and all losses, expenses and fines to the fullest extent authorized, permitted or not prohibited by the Delaware General Corporation Law or any other applicable law (including judicial, regulatory or administrative interpretations or readings thereof), the Company's Certificate of Incorporation or By-laws as in effect on the date of execution of the Indemnification Agreements or other statutory provision authorizing such indemnification that is adopted after January 2, 1996. In the event that, after the date of the Indemnification Agreements, the Company provides any greater right of indemnification, in any respect, to any other person serving as an officer or director of the Company, then such greater right of indemnification shall inure to the benefit of the respective director and shall be deemed to be incorporated in the relevant agreement as a basis for indemnity, at each director's election, together with the indemnity expressly set forth therein.
In addition, the Indemnification Agreements require the Company to advance the expenses of the director relating to any action, suit or claim brought against the director in advance of the final disposition thereof, unless there is a judicial determination that the director is not entitled to indemnification under the Indemnification Agreement.

  A form of Indemnification Agreement executed by each of the Company's directors accompanies this Proxy Statement as Exhibit A. The Indemnification Agreements of Kevin E. Lewis and E.W. Williams, Jr. differ slightly from the Indemnification Agreements of the other directors in that they specifically state that the agreements are limited to claims against them while acting as directors of the Company that arise after January 2, 1996. See "Exhibit A - Form of Indemnification Agreements."

  As an inducement for the Company's directors to continue to serve as members of the board of directors, each of the Indemnification Agreements provide the Company's directors with additional assurances that they will be indemnified by the Company, as set forth above. As such, each director has a personal interest in the terms of his or her Indemnification Agreement. Due to the existence of such a personal interest, Stockholder ratification of the Company's execution of the Indemnification Agreements is sought. In the event the Stockholders fail to ratify the execution of the Indemnification Agreements, the Company may be required to take other actions to retain the services of its existing board members.

  THE BOARD OF DIRECTORS DEEMS "PROPOSAL - INDEMNIFICATION AGREEMENTS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF SUCH INDEMNIFICATION AGREEMENTS.

                              INDEPENDENT AUDITORS

  Effective September 17, 1996, the Board of Directors, on the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996. Representatives of KPMG Peat Marwick LLP are not expected to be present at the Annual Meeting.

  Deloitte & Touche LLP ("Deloitte & Touche") have been the independent public accountants of the Company and its predecessors since 1986. For the fiscal year ended January 2, 1996, Deloitte & Touche also examined the financial statements of certain of the Company's subsidiaries and provided other audit services to the Company and its subsidiaries in connection with SEC filings, review of financial statements, audits of pension plans, and actuarial services. Representatives of Deloitte & Touche are not expected to be present at the Annual Meeting.

  On the recommendation of the Audit Committee, Deloitte & Touche was dismissed by the Board of Directors effective September 17, 1996. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the Company's two most recent fiscal years or any subsequent interim period which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with any report issued by Deloitte & Touche. The Deloitte & Touche report on the Company's financial statements for the fiscal year ended January 3, 1995, dated March 2, 1995, included an explanatory paragraph which identified factors which raised substantial doubt about the Company's ability to continue as a going concern. As a result of the Restructuring, and the significant reduction in the Company's debt burden and resulting interest expense, the March 28, 1996 report of Deloitte & Touche, covering the fiscal year ended January 2, 1996, did not contain any form of qualification or uncertainty regarding the Company's financial status.

                           1997 STOCKHOLDER PROPOSALS

  In order to be eligible for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at its executive offices by February 28, 1997.

                                 OTHER BUSINESS

  The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

  The prompt return of your completed proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the completed proxy card and return it in the enclosed envelope.

                                    By Order of the Board of Directors



Dated:  October 10, 1996            Alton R. Smith
                                    Secretary



  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: FURR'S/BISHOP'S, INCORPORATED, ATTENTION: ALTON R. SMITH, 6901 QUAKER AVENUE, LUBBOCK, TEXAS 79413.

                                   EXHIBIT A

                       FORM OF INDEMNIFICATION AGREEMENT


  This Agreement is made effective as of January 2, 1996, by and between Furr's/Bishop's Incorporated, a Delaware corporation (the "Company"), and _______________ ("Director").

                              W I T N E S S E T H:
                              - - - - - - - - - -

  WHEREAS, public companies have from time to time experienced difficulty in obtaining directors' and officers' liability insurance and significant variability in premiums and in the scope of coverage of such insurance; and

  WHEREAS, the Company currently maintains such insurance but there can be no assurance that such insurance will be available to the Company and Director in the future; and

  WHEREAS, the Company, in order to induce Director to serve or to continue to serve the Company, has agreed to provide Director with the benefits contemplated by this Agreement;

  NOW, THEREFORE, in consideration of the promises, conditions, representations and warranties set forth herein, the Company and Director hereby agree as follows:

l.  Definitions.  The following terms, as used herein, shall have the following
    -----------
respective meanings:

  "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities,
(ii) during any period of two consecutive years commencing on or after January 2, 1996, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease, for any reason, to constitute a majority of the Board of Directors, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for sale or disposition by the Company of all or substantially all of the Company's assets.

  "Claim" means any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by or on behalf of the Company or any other party, that Director in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

  "Covered Act" means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Director, including Director's own negligence, or any of the foregoing alleged by any claimant or any event or occurrence related to the fact that Director is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust or other entity.

  [Lewis and Williams Agreements - "Covered Act" means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Director, including Director's own negligence, or any of the foregoing alleged by any claimant or any event or occurrence related to the fact that Director is or was a director of the Company at any time on or after January 2, 1996.]

  "Determination" means a determination, based on the facts known at the time, by:

  (i)    A majority vote of all disinterested directors;

  (ii) Special, independent legal counsel in a written opinion prepared at the request of a majority of all disinterested directors or pursuant to
         Section 4(a);

  (iii)  A majority of the disinterested stockholders of the Company; or

  (iv)   A final adjudication by a court of competent jurisdiction.

  "Determined" shall have a correlative meaning.

  "Excluded Claim" means any Claim:

  (i) Based upon or attributable to Director gaining in fact any personal profit or advantage to which Director is not entitled;

  (ii) For the return by Director of any remuneration paid to Director, without the previous approval of the stockholders of the Company, which is illegal;

  (iii) For an accounting of profits in fact made from the purchase or sale by Director of securities of the Company within the meaning of Section 16 of the Act or similar provisions of any state law;

  (iv) Resulting from Director's knowingly fraudulent, dishonest or willful misconduct; or

  (v)    Any claim for which indemnification is prohibited by applicable law.

  "Expenses" means any expense incurred by Director as a result of a Claim or Claims made against Director for Covered Acts including, without limitation, attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on or preparing to defend, to be a witness in, or shall not include) Fines.

  "Fines" means any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.

  "Losses" means any amount that Director is legally obligated to pay as a result of a Claim or Claims made against Director for Covered Acts including, without limitation, damages and judgments and sums paid in settlement of a Claim or Claims, but shall not include Fines.

2.  Maintenance of Directors' and Officers' Liability Insurance.
    -----------------------------------------------------------

  (a) The Company hereby covenants and agrees that, so long as Director shall continue to serve as a director of the Company and thereafter so long as Director shall be subject to any Claim for any Covered Act, the Company, subject to Section 2(c), shall use its best efforts to maintain in full force and effect directors' and officers' liability insurance.

  (b) In all policies of directors' and officers' liability insurance maintained by the Company, Director shall be named as an insured in such a manner as to provide Director the same rights and benefits, subject to the same limitations, as are accorded to the Company's directors or officers most favorably insured by such policy.

  (c) The Company shall have no obligation to maintain directors' and officers' liability insurance if the Board of Directors of the Company determines in good faith that such insurance is not reasonably available, the premium cost for such insurance is unreasonably disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions as to provide an unreasonably insufficient benefit.

3.  Indemnification.  The Company shall indemnify Director and hold Director
    ---------------
harmless from any and all Losses, Expenses and Fines to the fullest extent authorized, permitted or not prohibited (i) by the General Corporation Law of the State of Delaware (the "GCL"), or any other applicable law (including judicial, regulatory or administrative interpretations or readings thereof), the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof, or (ii) by any amendment thereof or other statutory provision authorizing or permitting such indemnification that is adopted after the date hereof, subject to the further provisions of this Agreement [Lewis and Williams Agreements add: ", with respect to actions, or failures to act, as a director of the Company occurring on or after January 2, 1996"]. In the event that after the date of this Agreement the Company provides any greater right of indemnification, in any respect, to any other person serving as an officer or director of the Company, then such greater right of indemnification shall inure to the benefit of Director and shall be deemed to be incorporated in this Agreement as a basis for indemnity, at Director's election, together with the indemnity expressly set forth herein.

4.  Excluded Coverage.
    -----------------

  (a) The Company shall have no obligation to indemnify Director for and hold Director harmless from any Loss, Expense or Fine which has been Determined to constitute an Excluded Claim, provided that in the event of a Change in Control, then with respect to all matters thereafter arising concerning the rights of Director to indemnity payments and Expense advances under this Agreement, or any other agreements or bylaws now or hereafter in effect relating to Claims for Covered Acts, a Determination with respect to an Excluded Claim shall be made only by a court of competent jurisdiction or by special, independent legal counsel selected by Director and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or Director. In the event that Director and the Company are unable to agree on the selection of the special, independent legal counsel, such special, independent legal counsel shall be selected by lot from among at least five law firms designated by Director, each in the States of Delaware or Texas having more than thirty-five (35) attorneys and having a rating of "av" or better in the then current Martindale-Hubbell Law Directory. Such selection shall be made in the presence of Director (and Director's legal counsel or either of them, as Director may elect) and a representative of the Company. Such special, independent legal counsel, among other things, shall determine whether and to what extent Director would be permitted to be indemnified under applicable law and shall render its written opinion to the Company and Director to such effect.

  If there has been a Determination that the Company is not obligated to indemnify Director as a result of an Excluded Claim (whether by special, independent legal counsel or otherwise), Director shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof, and in which venue is proper, challenging any such Determination. The Company shall be reimbursed by Director (who hereby agrees to reimburse the Company) for all amounts theretofore paid as indemnity or advancement of expenses with respect to such Excluded Claim (but only upon a final judicial Determination that Director is not entitled to indemnification made with respect thereto as to which all rights of appeal have been exhausted or lapsed). The Company shall be obligated to indemnify or advance any additional amounts to Director in accordance with this Agreement until such judicial Determination has been made.

  (b) The Company shall use its best efforts to make the Determination contemplated herein promptly. Upon request by Director, in connection with any matter for which indemnification or advances of expenses may be sought hereunder, the Company agrees to promptly make a Determination whether such matter constitutes an Excluded Claim. In this connection, the Company agrees:

      (i) if the Determination is to be made by a majority of disinterested directors of the Company or a committee thereof, such Determination shall be made not later than thirty (30) days after a written request for a Determination (a "Request") is delivered to the Company by Director;

     (ii) if the Determination is to be made by special, independent legal counsel, such Determination shall be made not later than forty (40) days after selection of independent legal counsel and in any event not later than sixty (60) days after a Request is delivered to the Company by Director; and

     (iii) if the Determination is to be made by the stockholders of the Company, such Determination shall be made not later than ninety (90) days after a Request is delivered to the Company by Director.

  The failure to make a Determination within the above-specified time periods shall constitute a Determination approving full indemnification or reimbursement of Director. All costs of making the Determination shall be borne solely by the Company.

  (c) The Company shall have no obligation to indemnify Director and hold Director harmless for any Loss, Expense or Fine to the extent that Director is actually and finally reimbursed for such Loss, Expense or Fine by the Company pursuant to the Company's Bylaws or otherwise.

  (d) The Company shall have no obligation to indemnify Director and hold Director harmless for any Fines to the extent that such indemnification is prohibited by the GCL.

5.  Indemnification Procedures.
    --------------------------

  (a) Promptly after receipt by Director of notice of the commencement of or the threat of commencement of any Claim, Director shall, if indemnification with respect thereto is being sought from the Company under this Agreement, notify the Company of the commencement thereof, provided that failure to so notify the Company shall not relieve the Company from any liability that it may have to Director under this Agreement unless such failure materially and adversely affects the rights of the Company.

  (b) If, at the time of the receipt of such notice, the Company has directors' and officers' liability insurance in effect, the Company shall give prompt and proper notice of the commencement of such Claim to the insurer. The Company shall thereafter take all necessary or desirable action to pay or to cause such insurer to pay, on behalf of Director, all Losses, Expenses and Fines payable as a result of such Claim in accordance with the terms of such policies.

  (c) To the extent the Company does not, at the time of the commencement of or the threat of commencement of such Claim, have applicable directors' and officers' liability insurance, or if the full amount of any Expenses arising out of such action, suit or Claim will not be payable under such insurance then in effect, the Company shall be obligated to pay the Expenses relating to any such Claim in advance of the final disposition thereof, unless the Claim has been Determined to be an Excluded Claim for which the Company is not obligated to provide indemnity or advancement of Expenses under Section 4(a) of this Agreement. The Company may, if appropriate, assume the defense of such Claim, with counsel satisfactory to Director, upon the delivery to Director of written notice of its election so to do. After delivery of such notice, the Company will not be liable to Director under this Agreement for any legal or other Expenses subsequently incurred by Director in connection with such defense other than reasonable costs of investigation, provided that Director shall have the right to employ counsel to participate in the investigation and defense of any such Claim, but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at the Director's expense, provided further that if
      (i) the employment of counsel by Director has been previously authorized by the Company, (ii) counsel for Director shall have reasonably concluded that there may be a conflict of interest between the Company and Director in the conduct of any such defense and so notified the Company in writing, or (iii) the Company shall not, in fact, have taken all necessary actions to effectively assume the defense of such action, the fees and expenses of Director's counsel shall be at the expense of the Company.

  (d) All payments on account of the Company's indemnification and advancement obligations under this

      Agreement shall be made promptly, but in any event within thirty (30) days of Director's written request therefor, provided that all payments on account of the Company's obligations under Paragraph 5(c) of this Agreement prior to the final disposition of any Claim, shall be made within ten (10) days of Director's written request therefor.

  (e) Director agrees to reimburse the Company for all Losses, Expenses and Fines paid by the Company on behalf of Director in connection with any Claim against Director in the event and only to the extent that a Determination shall have been made by a court in a final adjudication from which there is no further right of appeal that the Director is not entitled to be indemnified by the Company for such amounts because the Claim is an Excluded Claim or because Director is otherwise not entitled to payment under each of this Agreement, applicable law and any other right of indemnity or contribution by the Company that may be available to Director.

  (f) Company agrees that it will provide reasonable cooperation to Director and Director's counsel and their advisors in connection with the investigation and defense of any Claim for which indemnity is sought by Director under this Agreement or otherwise, including (i) providing reasonable access to, and right to make copies of, Company's records, (ii) providing reasonable access to Company's officers, employees and counsel, and (iii) making Company's officers and employees reasonably available for depositions, trial testimony, and preparation therefor.

6.  Final Determination; Settlement.  The Company shall pay all Losses or Fines
    -------------------------------
for which Director is indemnified hereunder upon final Determination that the Director is entitled to indemnity therefor. The Company shall have no obligation to indemnify Director under this Agreement for any amounts paid in settlement of any Claim effected without the Company's prior written consent. The Company shall not settle any claim in any manner which would impose any Fine or any obligation on Director without Director's written consent. Neither the Company nor Director shall unreasonably withhold their consent to any proposed settlement.

7.  Rights Not Exclusive.  The rights provided hereunder shall not be deemed
    --------------------
exclusive of any other rights to which Director may be entitled under any charter provision, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity by holding such office, and shall continue after Director ceases to serve the Company as a director.

8.  Enforcement.
    -----------

  (a) Director's right to indemnification shall be enforceable by Director only in the state courts of the State of Delaware and shall be enforceable notwithstanding any adverse Determination regarding the Director's right to indemnification. In any such action, if a prior adverse Determination regarding the Director's right to indemnification has been made, the burden of proving that indemnification is required under this Agreement shall be on Director. The Company shall have the burden of proving that indemnification is not required under this Agreement if no prior adverse Determination shall have been made.

  (b) In the event that any action is instituted by Director under this Agreement, or to enforce or interpret any of the terms of this Agreement, Director shall be entitled to be paid all court costs and expenses, including reasonable counsel fees, incurred by Director with respect to such action, unless the court determines that each of the material assertions made by Director as a basis for such action were not made in good faith or were frivolous.

9.  Severability.  In the event that any provision of this Agreement is
    ------------
determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with its terms.

10. CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND
    -------------
ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

11. Consent to Jurisdiction.  The Company and Director each hereby irrevocably
    -----------------------
consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

12. Successors and Assigns.  This Agreement shall be (i) binding upon all
    ----------------------
successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, personal representatives, and estate of Director.

13. Amendment.  No amendment, modification, termination or cancellation of this
    ---------
Agreement shall be effective unless made in a writing signed by each of the parties hereto.

14. Subrogation.  In the event of payment under this Agreement, the Company
    -----------
shall be subrogated to the extent of such payment to all of the rights of recovery of the Director, who shall execute all instruments required and shall do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement as of the day and year first above written.

                                 FURR'S/BISHOP'S INCORPORATED


                                 By:
                                     ---------------------------------------
                                 Name:
                                       -------------------------------------
                                 Title:
                                        ------------------------------------


                                 -------------------------------------------
                                 Director

                                   SIDE ONE
                                   --------

                         FURR'S/BISHOP'S, INCORPORATED
      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
             MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 21, 1996

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Furr's/Bishop's Incorporated (the "Company") to be held on November 21, 1996, and the Proxy Statement for Annual Meeting of Stockholders (herein so called) in connection therewith, each dated October 10, 1996, (b) appoints Kevin E. Lewis and Alton R. Smith as Proxies, or either of them, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on September 25, 1996, at such annual meeting and at any adjournment(s) thereof and (d) revokes any proxies heretofore given.


1. Election of Directors:    [_]  FOR all nominees     [_]  WITHHOLD AUTHORITY
   (Proposed by the               listed below (except      for all nominees
      Company)                    as marked to the          listed below
                                  contrary below)


   Suzanne Hopgood                Kenneth F. Reimer
   Gilbert C. Osnos               E.W. Williams, Jr.
   Kevin E. Lewis                 Sanjay Varma

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE BELOW.)

- --------------------------------------------------------------------------------
  2. Proposal of the Company to authorize the Company's execution and delivery of Indemnification Agreements between the Company and each of its directors.

               [_]  FOR            [_]  AGAINST            [_]  ABSTAIN


                 (Continued and to be signed on reverse side)

                                   SIDE TWO
                                   --------

                          (Continued from other side)

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THIS PROXY AND FOR RATIFICATION OF THE INDEMNIFICATION AGREEMENTS, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.


                                            Dated:
                                                  -----------------------, 1996

                                            -----------------------------------

                                            -----------------------------------
                                             Please sign your name above exactly
                                             as it appears on your stock
                                             certificate, date and return
                                             promptly. When signing on behalf of
                                             a corporation, partnership, estate,
                                             trust, or in any representative
                                             capacity, please sign name and
                                             title. For joint accounts, each
                                             joint owner must sign.